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                                                                    EXHIBIT 4.16

                             FOR PRINCIPAL OFFICERS

                         EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement ("Agreement") is entered into in Chennai India on 20th February, 2002 between:
1. Satyam Infoway Limited ("Sify") a company incorporated in India and having its principal office at Tidel Park 2nd floor, 4 Canal Bank road, Taramani, Chennai 600 113, India and
2. Mr. R. Ramaraj ("Executive") residing at B2, Century Retreat, Off Sterling Road, Chowdhury Colony, Nungambakkam, Chennai -- 600 034.

The operations of Sify and its affiliates are a complex matter requiring direction and leadership in a variety of areas including strategic planning, financial, regulatory, community relations and others. Executive is currently employed as Sify's Managing Director and Chief Executive Officer. Considering the current status of Sify's operation, Sify desires that the Executive should continue in the employment of Sify and has requested the Executive to continue as its Managing Director and Chief Executive Officer and the Executive has agreed to do so subject to the terms and conditions contained herein.

Sify and the Executive agree as follows:

1. Sify would continue to employ the Executive as its Managing Director and Chief Executive Officer. Executive agrees to continue such employment. The position is based in Chennai, India. This agreement shall be valid for an initial period from 20.2.2002 till 31.03.2003.

2.    During the term of employment the Executive shall:
      a.   Observe and comply with the policies of Sify
      b. Serve Sify faithfully, diligently and competently to the best of his ability.
      c.   Report to the Board of Directors of Sify
      d. Serve, without further compensation, as Director of one or more of Sify's affiliates as desired by Sify

3. During the term of employment the Executive shall not, without prior written consent of Sify's Board of Directors:
      a.   Accept any other employment with a third party
      b. Serve on the Board of Directors or any similar body of any other business entity
      c. Engage directly or indirectly in any other business activity that competes with the business of Sify and its affiliates. (Affiliates mean and include businesses in which Sify has an equity or debt stake in excess of 5% of the capital of such business).

4. During the term of employment the Executive shall be entitled to following "compensation and benefits" (all subject to deduction of tax as per applicable law):
      a. "Base salary" as set out in Annexure A which includes Salary, allowances, benefits and perquisites or as amended with mutual consent from time to time
      b. "Performance bonus" as set out in Annexure B which is a variable pay linked to performance or as amended with mutual consent from time to time
      c.   Vacation/leave as per Sify's policy for Employees
      d. Reimbursement of business expenses incurred on Sify's behalf as per Sify's policy for business expenses incurred by Employees

5. Executive acknowledges that because of his employment, he is in a confidential relationship with Sify and has access to confidential information and trade secrets of Sify. Confidential information or trade secrets include all information relating to customers, business strategies/plans, business investments, marketing plans/techniques, business operation methods/practices etc. Executive agrees that such confidential information or trade secrets shall not be disclosed by him to any third party except when mandated by law and shall not be used by him for any purpose except in the performance of his work for Sify.

6. Executive agrees that all work of a copyrightable or patentable nature done in the course of work for Sify belong to Sify and undertakes to help in every way to get Sify's ownership of such copyrights/patents duly registered.


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7.    Sify agrees to indemnify the Executive, his executors, administrators or assigns for all Expenses (as defined) which the Executive incurs or is/becomes legally obligated to pay in connection with any Proceedings (as defined).

      "Expenses" shall include, without limitation, damages, judgments, fines, penalties, settlements and costs, attorney's fees/expenses, costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification.

      "Proceeding" shall include any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Sify or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Executive may be or may have been involved as a party or otherwise
      a.   by reason of the Executive's employment in Sify or
      b. by reason of the Executive, at Sify's request, being a director or officer of any company or
      c. by reason of any actual or alleged error or misstatement or misleading statement made or suffered by Executive, or
      d. by reason of any action taken by him or of any inaction on the Executive's part.

      Such an agreement by Sify to indemnify the Executive shall not apply
      a. to any obligation by Executive to disgorge profits made from sale and purchase of securities pursuant to Securities Exchange regulations applicable where the securities of Sify are listed.
      b.   to any obligation of Executive arising from any willful act
           i.   that has resulted in personal financial gain to the Executive or
           ii.  that was done with a malicious intent or,
           iii. of gross negligence by the Executive.

      Sify agrees to advance money to the Executive for Expenses to be incurred upon request by the Executive. Executive undertakes to render true and complete accounts of the expenses and to repay Sify any advance in excess of actual Expenses indemnifiable under this Agreement.

      Indemnification obligation shall not apply to any proceeding/action brought by the Executive without prior approval of Sify unless such an proceeding/action is to establish the right of the Executive under this Agreement.

      This clause applies with retrospective effect from the date Executive commenced his employment with Sify (even though that date is prior to this Agreement) and extends even after Executive ceases to be in the employment of Sify. This clause survives the expiry or earlier termination of this Agreement.

8. This agreement (except clause 7 above) terminates on the expiry of the term of this agreement unless both parties agree to renew it six months before the expiry of this agreement. This agreement may be terminated before the expiry of the agreement only as under and subject to the consequences provided hereunder:
      a. Termination of the Agreement by the Executive for following "Good reasons":
           i.   Sify breaching its obligations in paying compensation
           ii.  Sify demoting the Executive from his current position
           iii. Sify assigning duties to Executive inconsistent with his current/promoted positions
           iv. Sify changing the location of the office of the Executive from Chennai
           v. Within six months after Occurrence of a Change of control except if joining Satyam Computer Services Limited
      b. Termination of the Agreement by Executive without assigning any reason.
      c.   Termination by Sify
      d.   Death of the Executive

      The parties agree that "Change of Control" means and includes:
      a. Change in ownership structure of Sify from that prevalent on the date Executive commenced services with Sify or any date thereafter whereby any person or group of persons or entity or group of entities acquire in one or more transactions (i) beneficial ownership in Sify, directly or indirectly, in excess of 25% of the outstanding equity shares and becomes the largest group owning stock/shares in Sify or
           (ii) ability to command majority voting rights in Sify's Board of Directors.


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      b.    Sale or divestment (including through mergers, demergers,
            consolidations, acquisitions) of a substantial part of the assets or business of Sify whereby the majority owners of Sify prior to such sale/divestment don't receive majority ownership in the acquiring entity.

9. In the event of death of the Executive, termination is effective on the date of death. In all other instances of termination before expiry of the agreement, both parties agree to give a written notice to the other of intent to terminate the Agreement and the termination is effective six (6) months after the notice is received.

10. Executive is entitled to full compensation and benefits (excluding the performance bonus) up to the date of termination of the Agreement. Executive is entitled to pro rated performance bonus up to the date of termination of the Agreement in the event termination notice is served by Executive for "Good reasons" or served by Sify within one year after Change of Control.

11. Executive is entitled following additional terminal compensation of Base salary (as referred to in Clause 4a) in the event of termination by Sify for any reason or by Executive for Good Reasons:

      a. If notice of termination is served within 1 year from the date of this agreement or 1 year after a change of Control, 1 year Base salary
      b.   In all other circumstances, 6 months Base salary

12.   This Agreement is subject to the laws of India.

13. It is the intent of both the parties to render this agreement enforceable to the fullest extent permitted by law. Any clause that turns out to be invalid should not render the entire agreement invalid.


For Satyam Infoway Limited





Mr. S. Srinivasan                                        Mr. R. Ramaraj
Director                                                 Managing Director and
                                                         Chief Executive Officer


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                         EXECUTIVE EMPLOYMENT AGREEMENT


                             ANNEXURE A BASE SALARY

Salary:
Basic salary          Rs  per annum                12,00,000.00
Special allowance                                   4,53,204.00
House Rent allowance                                6,00,000.00    **

Perquisites/benefits:
Provision of Company car                           Yes
Conveyance expenses                                Actuals
Driver's salary                                            0.00
Vehicle maintenance expenses                       Actuals
Medical expenses                                      15,000.00
Leave travel expenses                               1,00,000.00
Provident fund contribution                         1,44,000.00
Gratuity                                              48,000.00

Total Base Salary     Rs per annum                 25,60,204.00


                          ANNEXURE B PERFORMANCE BONUS

Bonus payable on accomplishment of
KRA/KPI               Rs per annum                         0.00



**      Or, a rent-free furnished accommodation.